                                                Filed pursuant to Rule 424(b)(3)
                                                SEC File No. 333-02089

PROSPECTUS

                             WAL-MART STORES, INC.
                        SHAREHOLDER INVESTMENT PROGRAM

     Wal-Mart Stores, Inc. ("Wal-Mart" or the "Company") has created a Shareholder Investment Program (the "Program"). The Program is designed to provide you with a convenient and economical way to purchase shares of Wal-Mart's Common Stock, par value $.10 per share ("Stock"), and to reinvest at no cost all or a portion of your cash dividends in additional shares of Stock. The Stock is listed on the New York Stock Exchange under the symbol "WMT." Key features of the Program include the following:

     . You may enroll either by investing as little as $250 or by authorizing automatic monthly withdrawals from a financial institution ("Automatic Investments") of at least $25.

     . If you hold 400 shares or less of Stock in record name, meaning in your own name rather than through a broker, you will be automatically enrolled in the Program. All cash dividends will be reinvested in additional shares of Stock unless you affirmatively elect to receive cash dividends. If you elect to receive cash dividends you will receive the dividends, as declared, in the usual manner.

     . If you hold more than 400 shares of Stock in record name you may enroll by electing to reinvest all or a portion of your cash dividends in additional shares of Stock and/or by making an optional cash investment of $50 or more and/or by authorizing monthly Automatic Investments of $25.

     . Once you enroll, you may make optional investments of $50 or more, up to a maximum of $150,000 per year, through the Program.

     . You may buy shares in whole dollar amounts rather than a specified quantity of shares. Your account is credited with the appropriate number of full and fractional shares.

     . All sell orders are processed daily and purchase orders are processed daily when practicable or at least once every five business days.

     . Transaction fees are lower than the commissions and fees typically charged by a stockbroker.

     . You can make additional purchases periodically. The investment amount can be automatically deducted from your bank account or it can be submitted by mail.

     . You can deposit your stock certificates for safekeeping at no cost. You may request a certificate for whole shares at any time, also at no cost.

     .  You can transfer shares or make gifts of Stock at no charge.

                           ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
          SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
            SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL
               OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                           ------------------------

                  The date of this Prospectus is May 7, 1999

                             WAL-MART STORES, INC.
                        SHAREHOLDER INVESTMENT PROGRAM

     The following is a complete description of the Program.


Purpose

     The purpose of the Program is to provide you with a convenient and economical way to purchase shares of Stock and to reinvest at no cost all or a portion of your cash dividends in additional shares of Stock.


Advantages to You

     . In addition to reinvesting dividends, you may invest additional funds in Stock through optional cash payments of up to $150,000 per year. Optional investments may be made by check, money order or by electronic funds transfer from a predesignated bank account. Optional investments may be made occasionally or at regular intervals, as you desire.

     . Funds invested in the Program, less applicable fees and commissions, are fully invested through the purchase of fractions of shares, as well as full shares, and proportionate cash dividends on fractions of shares are used to purchase additional shares.

     . If you do not presently own shares of Stock you may participate in the Program by making a minimum initial investment of $250 or by authorizing monthly Automatic Investments of at least $25.

     . You may direct the Administrator (as defined below) to transfer, at any time and at no cost to you, all or a portion of your shares held under the Program to a Program account for another person.

     . The Program offers a "share safekeeping" service through which you deposit your Stock certificates with the Program's Administrator and have your ownership of the Stock maintained on the Administrator's records as part of your Program account.

     . Statements are mailed to you listing all transactions in the your account.


Disadvantages to You

     Since shares of Stock are purchased by the Administrator or its representative on specified dates and are sold on dates determined by the Administrator or its representative when the Administrator processes a request for sale, you have no control over the prices at which shares of Stock are purchased or sold for your account. Therefore, you bear the risk of fluctuations in the market price of the Stock. See "Investment Dates," "Withdrawal and Termination," and

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

"Sale of Shares." You will be assessed administrative fees and brokerage commissions on purchases (other than dividend reinvestments) and sales of shares for your account, although the fees and commissions are lower than those typically charged by a stockbroker. See "Service Fees."

No interest will be paid on funds held by the Administrator pending investment in the Program.


Administration

     Wal-Mart has designated First Chicago Trust Company of New York as Program administrator (the "Administrator") to purchase and hold shares of Stock acquired under the Program, keep records, send statements of account activity to you, and perform other duties related to the Program. You may contact the Administrator by calling 1-800-438-6278:

        Shareholder customer service:
        Normal hours: 8:00 a.m.- 5:00 p.m. Central time, each business day;

        Non-shareholder requests for information:
        Normal hours: 8:00 a.m. - 9:00 p.m. Central time, each business day;

        Automated sale of shares:
        Normal hours: 8:00 a.m. - 9:00 p.m. Central time, each business day, and Saturday from 8:00 a.m. - 2:30 p.m. Central time.

     You may contact the Administrator in writing at the following address:

        Wal-Mart Shareholder Services
        c/o First Chicago Trust Company
        P.O. Box 2540
        Jersey City, N.J. 07303-2540

     or by sending a fax to the Administrator at 1-312-407-1650.


Eligibility

     You are eligible to participate in the Program, regardless of whether you are already a shareholder. To participate you must (i) choose to be a shareholder of record, (ii) fulfill the prerequisites for participation described below under "Enrollment Procedures," and (iii) if you are not a United States citizen, your participation must not violate local laws applicable to the Company or you. All transactions must be in U.S. dollars.


Enrollment Procedures

  Shareholders

     If you hold 400 shares or less of Stock registered directly in your name, you will be automatically enrolled in the Program and will have all cash dividends reinvested in additional

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

shares of Stock. However, you may elect to receive only cash dividends in lieu of having all dividends automatically reinvested under the Program. Accordingly, if you desire to receive only cash dividends you should immediately forward to the Administrator, a completed and signed Special Request Form or Enrollment Authorization Form, as the case may be, with the election made to receive only cash dividends. By so doing you will not have any dividends automatically reinvested in additional shares of Stock. Furthermore, if you hold 400 shares or less of Stock you will receive annual statements providing detail of each quarterly dividend reinvestment as well as any other transactions during the year. Once you become automatically enrolled in the Program, you may elect at any time to receive only cash dividends by submitting a new Enrollment Authorization Form to the Administrator. If you elect to receive cash dividends, you will receive the dividends, as declared, in the usual manner.

     If you hold more than 400 shares of Stock registered directly in your name you may join the Program by completing and signing an Enrollment Authorization Form and returning it to the Administrator. To participate in the Program, you must (i) elect to reinvest all or a portion of your cash dividends in additional shares of Stock, (ii) make an optional cash investment of $50 or more, or (iii) authorize Automatic Investments of at least $25 per month. See "Initial Investments and Optional Cash Investments" and "Investment Methods - Automatic Investment." If you are a registered shareholder, be sure to sign your name on the Enrollment Authorization Form exactly as it appears on your certificates.

  Non-shareholders

     Even if you are not a shareholder you may join the Program by returning a completed Initial Investment Form to the Administrator. To enroll you must make an initial investment of at least $250 or authorize Automatic Investments of at least $25 per month. See "Initial Investments and Optional Cash Investments" and "Investment Methods-Automatic Investment."

  "Street Name" Holders

     If you own shares of Stock through a bank, broker, trustee or other agent, you may join the Program by registering one or more shares of Stock directly in your name and by returning a completed Enrollment Authorization Form to the Administrator. See "Transfer of Shares from Street Name." Once the shares of Stock are registered directly in your name, you may participate in the Program by following the guidelines described above under the subsection "Shareholders."

     Enrollment Authorization and Initial Investment Forms will be processed as promptly as practicable. Your participation in the Program will begin after your properly completed form has been reviewed and accepted by the Administrator.

     You may be required to pay certain fees in connection with the Program. See "Service Fees."


Transfer of Shares from Street Name

     If your shares are registered in the name of a bank, a broker, a trustee or other agent, you may participate in the Program with respect to your shares by either (i) transferring your shares

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

to a Program account by directing your agent (e.g., your bank, broker or trustee) to register the shares directly in your name and having the agent deliver a certificate to them or (ii) instructing your agent to transfer the shares to the Administrator to be deposited into the Program for "share safekeeping" for credit to your account. See "Share Safekeeping and Insured Certificate Mailings."


Electronic Transfer of Shares from Your Brokerage Account

     If you own shares of Stock that are held by a bank, broker, or trustee in street or nominee name you may participate in the Program by instructing your broker to have some or all of your shares transferred into your name in Direct Registration book-entry form. Simply instruct your bank, broker or trustee to reregister your shares through the Direct Registration System and specify book-entry registration.


Investment Dates

     The Program's "Investment Dates" generally will commence on (i) the cash dividend payment date, (ii) a daily basis as investments are received by the Administrator or (iii) in any event, a date not later than five business days after the investment is received by the Administrator. Should an Investment Date fall on a date when the New York Stock Exchange is not open, the Investment Date will be on the next succeeding date on which the New York Stock Exchange is open.


Initial Investments and Optional Cash Investments

     If you are not a shareholder of record, your initial investment must be at least $250, in the form of a personal check or money order, or Automatic Investment of at least $25, and must be included with the completed Initial Investment Form returned to the Administrator.

     You may make optional cash investments by personal check or automatic deduction from your bank account. Optional cash investments must be at least $50 if by check, $25 if by automatic deduction from a bank account, and may not exceed $150,000 per year. There is no obligation to make an optional cash investment at any time, and the amount of the investments may vary from time to time.

     Initial investments and optional cash investments received by the Administrator will generally be invested on a daily basis as the investments are received by the Administrator. In any event, the investments will be invested not later than five business days after they are received by the Administrator. Upon your written request received by the Administrator no later than two business days prior to the next Investment Date, an initial investment or optional cash investment not already invested under the Program will be canceled or returned to you, as appropriate. However, no refund of a check or money order will be made until the funds have been actually received by the Administrator. Accordingly, the refunds may be delayed by up to three weeks. All initial investments and optional cash investments are subject to collection by the Administrator for full face value in U.S. funds.

     No interest will be paid on amounts held by the Administrator pending investment.

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

Investment Methods

  Check Investment

     Initial investments and optional cash investments may be made by personal check or money order payable in U.S. dollars to "FCT-Wal-Mart." Optional cash investments should be mailed to the Administrator together with the Cash Investment Form attached to each statement of account sent to you. Additional Cash Investment Forms are available upon request from the Administrator.


Automatic Investment

     You may make monthly Automatic Investments of a specified amount (not less than $25 per purchase nor more than $150,000 per year) by electronic funds transfer from a predesignated U.S. bank account.

     To initiate automatic monthly deductions, you must complete and sign an Automatic Monthly Deduction Form and return it to the Administrator together with a voided blank check or a savings deposit slip for the account from which funds are to be drawn. Automatic Monthly Deduction Forms may be obtained from the Administrator. Forms will be processed and will become effective as promptly as practicable.

     Once automatic monthly deduction is initiated, funds will be drawn from your designated bank account on either the first or the 15th day of each month, or both (as chosen by you), or the next business day if either the first or the 15th day is not a business day and will be invested in Stock beginning on the next Investment Date.

     You may change or terminate monthly Automatic Investments by completing and submitting to the Administrator a new Automatic Monthly Deduction Form. To be effective with respect to a particular Investment Date, however, the new Automatic Monthly Deduction Form must be received by the Administrator at least six business days preceding the Investment Date.

     You may be required to pay certain fees in connection with the purchase of shares of Stock under the Program. See "Service Fees."


Dividend Reinvestment Options

     If you hold 400 shares or less of Stock you will have all cash dividends reinvested in additional shares of Stock and will have no right to have any portion of the dividends paid in cash unless you affirmatively elect to receive cash dividends. If you hold more than 400 shares of Stock you may elect to reinvest all or a portion of your cash dividends in additional shares of Stock by designating your election on the Enrollment Authorization Form. If you elect partial reinvestment of cash dividends you must designate the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name and/or held for you under the Program will be reinvested in additional shares of Stock.

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

     If you own more than 400 shares, you may change your reinvestment levels, or elect to receive all of your dividends in cash, by submitting a new Enrollment Authorization Form to the Administrator. To be effective with respect to a particular Stock dividend, any change must be received by the Administrator on or before the record date for the dividend. The record date is usually about two weeks prior to the payment of the dividend.

     Once you elect reinvestment, cash dividends paid on all or part of the shares of Stock registered in your name and/or held for you under the Program will be reinvested in additional shares of Stock. If you have specified partial reinvestment, that portion of the dividend payment not being reinvested will be sent to you by check in the usual manner.


Withdrawal and Termination

     You may withdraw from the Program at any time by giving written or telephonic notice to the Administrator. However, if your request for withdrawal is received on or after a dividend record date, the Administrator, in its sole discretion, may either pay the dividend in cash or reinvest it in shares of Stock under the Program. If the dividend is reinvested, the Administrator may sell shares purchased and remit the proceeds to you, less brokerage commissions, any administrative fee and any other costs of the sale.

     Any optional cash investments which had been sent to the Administrator will be invested unless the return of the amount is expressly requested in the request for withdrawal and the request is received by the Administrator at least two business days prior to the Investment Date applicable to that optional cash purchase.

     Upon withdrawal from the Program, your shares will continue to be held in book-entry form unless you request a certificate for full share(s) and a check for the cash value of any fractional share held in your Program account. Alternatively, you may specify in the withdrawal notice that all or a portion of your whole shares be sold. The Administrator will make the sale as promptly as practicable after receipt of the withdrawal notice, and you will receive a check for the proceeds, less an administrative fee and related brokerage commissions.

     If notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above, and a check for the dividend will be mailed to you.

     No optional cash investments may be made after participation in the Program has been terminated, unless and until the former individual rejoins the Program which may be accomplished by complying with the enrollment procedures. See "Enrollment Procedures."


Sale of Shares

     You may request that the Administrator sell any number of whole shares held in your Program account by writing or calling the Administrator. The Administrator will make every effort to process your order on the day it is received, provided that instructions are received before 1 p.m. Eastern time, on a business day when the Administrator and the relevant securities market are open. The proceeds of the sale, less applicable fees and commission, will be sent to you promptly.

     You have full control of your shares and can transfer or dispose of them at any time. You may choose to sell your shares held either through the Administrator or through the broker of your choice. If you choose to sell through a broker, you should write or call the Administrator. A certificate will be issued and mailed to you or your broker within two business days of the Administrator's receipt of your request.

     If instructions for the sale of all of your shares are received on or after an ex-dividend date but before the related dividend payment date, the sale will be processed as described above, and a check for the dividends will be mailed to you. A request to sell all shares held in your account will be treated as a withdrawal from the Program. See "Withdrawal and Termination."


Source and Price of Shares

     At Wal-Mart's discretion, to fulfill Program requirements, shares of Stock will be purchased by the Administrator either on the open market or directly from Wal-Mart. Shares purchased by the Administrator on the open market may be made on any stock exchange in the U.S. where the Stock is traded, in the over-the-counter market, or by privately negotiated transactions on terms the Administrator may reasonably determine at the time of purchase. The price of shares purchased on the open market with reinvested dividends will be the weighted average price of all shares purchased with reinvested dividends for the relevant Investment Date. The price of shares purchased on the open market with initial investments, optional cash investments and monthly Automatic Investments will be the weighted average price (including brokerage commissions and any other costs of purchase) of all shares purchased with initial investments, optional cash investments and monthly Automatic Investments for the relevant Investment Date. The Administrator may also purchase shares from or sell shares to Wal-Mart, to the extent Wal-Mart makes shares available either through original issuances or shares held in treasury, or is willing to purchase shares. The price of shares purchased from or sold to Wal-Mart will be the average of the high and low sale prices of the Stock as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date. The Administrator may commingle your funds with those of others for the purpose of executing purchases.

     Shares purchased or sold for you with respect to a particular Investment Date will be credited to your account at the average price per share of all shares purchased or sold, as appropriate, with respect to that Investment Date.

     The Administrator will make every effort to invest funds in Stock as soon as practicable on or after each Investment Date. Shares acquired in the open market or from private sources will be purchased as soon as practicable by the Administrator beginning on the relevant Investment Date and in any unforeseen circumstances, not later than 30 days after the relevant Investment Date, except where and to the extent a longer period is necessary under any applicable federal securities laws or other government or stock exchange regulations. See "Investment Dates." Shares acquired from Wal-Mart will be purchased for your account as of the close of business on the relevant Investment Date. Dividend and voting rights will commence upon settlement, which is normally three business days after purchase whether from Wal-Mart or any other source. Neither the Company nor any individual shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.


Share Safekeeping and Insured Certificate Mailings

     When you enroll, or at any later time, you may use the Program's "share safekeeping" service to deposit any Stock certificates in your possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the your account under the Program. Thereafter, the shares will be treated in the same manner as shares purchased through the Program. By using the Program's share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the Administrator are treated in the same manner as shares purchased through the Program, they may be transferred or sold through the Program in a convenient and efficient manner. See "Withdrawal and Termination," "Sale of Shares" and "Gift/Transfer of Shares."

     To insure against loss resulting from mailing your certificates to the Administrator, mail insurance is provided free of charge for certificates valued at up to $25,000 when mailed first class, using the brown, pre-addressed envelope provided by the Administrator. Certificates sent to the Administrator should not be endorsed.

     To be eligible for certificate mailing insurance for up to $25,000, you must mail the certificates in the brown, pre-addressed return envelopes supplied by the Administrator, and they must be mailed first class. The Administrator will promptly send you a statement confirming each deposit of certificates. You must notify the Administrator of any claim within thirty calendar days of the date the certificates were mailed. To submit a claim, you must be a current participant or your loss must be incurred in connection with becoming one.

     In the latter case, you must enroll in the Program at the time the insurance claim is processed. The maximum insurance protection provided to you due to loss during mailing is $25,000 and coverage is available only when your certificate(s) are sent to the Administrator in accordance with the guidelines described above.

     Insurance covers the replacement of shares of Stock, but in no way protects against any loss resulting from fluctuations in the value of the shares from the time you mail the certificates until they are replaced.


Gift/Transfer of Shares

     You may transfer the ownership of some or all of your Program shares or shares held in safekeeping by sending the Administrator written, signed transfer instructions. Signatures must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee Program. A Medallion Signature Guarantee is a signature guarantee by an institution such as a commercial bank, trust company, securities broker/dealer, credit union, or a savings institution participating in a Medallion Program approved by The Securities Transfer

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

Association, Inc. No other form of signature verification can be accepted. Shares may be transferred to new or existing shareholders.


Transferring Shares out of Your Account

     You have full control of shares credited to your account and can transfer or dispose of them at any time. You may choose to transfer shares credited to your account to the broker of your choice. To do so, just call or write the Administrator. Within 2 business days of the Administrator's receipt of your request, a certificate will be issued and mailed to you (or your broker, if you request).

     Alternatively, your shares can be transferred directly to your brokerage account through the Direct Registration System. To transfer shares through the Direct Registration System, you must establish your broker account number by supplying an Authorization to Provide Broker/Dealer Information form. This form is available through your broker or from the Administrator.


Service Fees

     You will be assessed an administrative fee and brokerage commissions on purchases (other than dividend reinvestments) and sales of shares for your account. Current administrative fees and brokerage commissions are:


                                                 Administrative Fee and
       Transaction                             Brokerage Commission Per Transaction
       -----------                             ------------------------------------
Initial Cash Investment Share Purchase                 $20.00, plus $0.10 per share
Electronic Funds Transfer for Automatic Investments    $ 1.00, plus $0.10 per share
Sale of Shares                                         $20.00, plus $0.10 per share
Dividend Reinvestment                                  Company-paid

     Per-transaction fees for optional cash investments are:


     Amount of Optional Cash
     Investment Share Purchase    Company Pays       Participant Pays
     ---------------------------  ------------       ----------------
            $50-$100                  $4        $1.00, plus $0.10 per share
            $101-$150                 $3        $2.00, plus $0.10 per share
            $151-$200                 $2        $3.00, plus $0.10 per share
            $201-$250                 $1        $4.00, plus $0.10 per share
            $251 or more              $0        $5.00, plus $0.10 per share

     The administrative fees and the brokerage commissions are subject to change without further notice to you. Each transaction will be processed net of the transaction costs applicable to that transaction. Per share charges listed above are for each whole or fractional share.

Reports Provided To You

     If you hold more than 400 shares of Stock and reinvest all or a portion of your dividends you will receive a quarterly statement of year-to-date activity showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred, withdrawn, total shares accumulated and other information for each quarter during the year. If you hold 400 or fewer shares of Stock, you will receive annual statements providing detail of each quarterly dividend reinvestment as well as any other transactions during the year. You may receive account information at any time during the year upon request from the Administrator. You should retain these statements so as to be able to establish the cost basis of shares purchased under the Program for income tax and other purposes. Duplicate statements will be available from the Administrator for an additional charge.

     The Administrator will also send you a confirmation promptly after each optional cash investment, deposit, sale or transfer.

     In addition, you will receive copies of the same communications sent to all other holders of shares of Stock, including Wal-Mart's annual report to shareholders, a notice of the annual meeting and accompanying proxy statement and Internal Revenue Service ("IRS") information return, if required, for reporting dividend income received.

     All notices, statements and reports from the Administrator to you will be addressed to you at your last known address. Therefore, you must promptly notify the Administrator of any change of address.


Certificates for Shares

     Shares purchased and held under the Program will be held in safekeeping by the Administrator in its name or the name of its nominee. The number of shares (including fractional interests) held for you will be shown on each statement of account. You may obtain a certificate for all or some of the whole shares of Stock held in your Program accounts by writing or calling the Administrator. Any remaining whole or fractional shares will continue to be held by the Administrator. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment. See "Dividend Reinvestment Options."


Stock Split, Stock Dividend or Rights Offering

     Any dividends in Stock or split shares distributed by the Company on shares held by you or by the Administrator for your Program account will be added to your account. If you have elected to receive cash dividends on a portion of your shares, the election will be adjusted proportionately in the event of a stock split.

     In the event of a rights offering, you will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in the your name and the total number of whole shares held in the your Program account.

Voting of Program Shares

     Whole shares held in a Program account may be voted in person or by the proxy sent to you. Fractions of shares will not be voted.


Limitation of Liability

     Neither the Company nor the Administrator (nor any of your respective agents, representatives, employees, officers, directors, or subcontractors) will be liable in administering the Program for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate your account upon your death or with respect to the prices or times at which shares are purchased or sold for you or fluctuations in the market value of Stock. You should recognize that the prices of shares purchased and sold under the Program will be determined by, and subject to, market conditions, and neither the Company nor the Administrator can provide any assurance of a profit or protection against loss on any shares purchased or sold under the Program. This limitation of liability will not constitute a waiver by you of your rights under federal securities laws.


Change or Termination of the Program

     The Company may suspend, modify or terminate the Program at any time in whole, in part, or in respect of participants in one or more jurisdictions. Notice of the suspension, modification or termination will be sent to all affected participants. No event of this type will affect any shares then credited to your account.

     Upon any whole or partial termination of the Program by the Company, certificates for whole shares credited to your account under the Program will be issued to you, and a cash payment will be made for any fraction of a share. Fractions of shares will be valued at the then current market price, less any administrative fee and related brokerage commissions.


Termination of Your Participation

     If you do not own at least one whole share registered in your name or held through the Program, your participation in the Program may be terminated. Wal-Mart may also terminate your participation in the Program upon written notice mailed to you at the address appearing on the Administrator's records. If your participation in the Program has been terminated, you will receive certificates for whole shares held in your account and a check for the cash value of any fractional share held in your Program account. Fractions of shares will be valued at the then current market price, less any administrative fee and related brokerage commissions.


                      WHERE YOU CAN FIND MORE INFORMATION

     Wal-Mart files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its Public Reference Room. These SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You also may find additional information about Wal-Mart at our Internet site at http://www.wal-mart.com.

     This Prospectus constitutes a part of a Registration Statement on Form
S-3 filed by us under the Securities Act. This Prospectus does not contain all of the information which is included in the Registration Statement. For further information with respect to Wal-Mart and the securities described in this Prospectus, we refer you to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement.

     The SEC allows us to "incorporate by reference" the information we file with them into this Prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered in the Registration Statement have been sold:

     . Our Annual Report on Form 10-K for the fiscal year ended January 31, 1999; and

     . The description of the Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 26, 1971, including any amendment or report filed before or after the date of this Prospectus for the purpose of updating the description.

     You may request a copy of these filings at no cost, by writing or telephoning us at :

                              Allison D. Garrett
               Assistant General Counsel and Assistant Secretary
                             Wal-Mart Stores, Inc.
                               Corporate Offices
                            702 S.W. Eighth Street
                          Bentonville, Arkansas 72716
                                (501) 273-4505


                                  THE COMPANY

     Wal-Mart was incorporated in Delaware on October 31, 1969, and has become the largest retailer in the U.S. as measured in total revenues. We currently operate in all 50 states, Puerto Rico, Argentina, Brazil, Canada, Germany, Korea and Mexico, and in China under a joint-venture agreement. At January 31, 1999, we had 1,869 Wal-Mart stores, 564 Supercenters and 451 Sam's Clubs in the U.S., along with 154 Canadian Wal-Mart stores, 13 units in Argentina, 14 units in Brazil, five units in China, 95 units in Germany, 416 units in Mexico, four units in Korea and 15 units in Puerto Rico. Additionally, through our subsidiary McLane Company, Inc., we also provide products and distribution services to retail industry and institutional food service customers.

     The mailing address of our principal executive offices is 702 S.W. 8th Street, Bentonville, Arkansas 72716, and our telephone number is (501) 273-4000. Our E-mail address is http://www.wal-mart.com.


                               TAX CONSEQUENCES

     The Company believes the following is an accurate summary of the federal income tax consequences of participation in the Program as of the date of this Prospectus. This summary may not reflect every possible situation that could result from your participation in the Program, and, therefore, you are advised to consult your own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

     In general, the amount of cash dividends paid by the Company will be includable in your income even though reinvested under the Program. If your dividends are subject to U.S. backup withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld. In the case of foreign shareholders whose dividends are subject to U.S. federal tax withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld. You will receive a Form 1099-DIV which reflects the amount of dividends includable in income.

     In the case of reinvested dividends, when the Administrator acquires shares for your account directly from the Company, you must include in gross income a dividend measured by the fair market value of the shares so acquired. Alternatively, when the Administrator purchases Stock for your account on the open market with reinvested dividends, the amount of the dividend will also include that portion of any brokerage commissions paid by the Company that are attributable to the purchase of your shares.

     The cost basis for federal income tax purposes of any shares acquired through the Program will be the purchase price for the shares credited by the Administrator to your account as described in the section entitled "Source and Price of Shares" plus the amount of any brokerage commissions paid by the Company in respect of the purchase. The quarterly and annual statements sent to you will show the amounts paid on your behalf.

     The above rules may not apply to certain participants in the Program, such as tax-exempt entities (e.g., pension funds) and foreign shareholders. These particular participants should consult their own tax advisors concerning the tax consequences applicable to their situations.


                                USE OF PROCEEDS

     Wal-Mart will receive proceeds from the purchase of Common Stock pursuant to the Program only to the extent that the purchases are made directly from Wal-Mart, and not from open market purchases by the Administrator. If purchases of Common Stock are made directly from Wal-Mart, Wal-Mart intends to use any net proceeds from the sales of the shares for general corporate purposes.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Stock offered hereby will be reviewed for Wal-Mart by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma. As of the date of this Prospectus, certain members and other lawyers in the firm of Conner & Winters, A Professional Corporation, and members of their immediate families beneficially own, in the aggregate, approximately 185,450 shares of Stock.


                                    EXPERTS

     The consolidated financial statements of Wal-Mart Stores, Inc. and subsidiaries incorporated by reference in the Company's Annual Report (Form 10-
K) for the year ended January 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. The consolidated financial statements are incorporated by reference in reliance upon the report given upon the authority of the firm as experts in accounting and auditing.

============================================   =================================
You should rely only on the information
incorporated by reference or contained
in this Prospectus. We have not
authorized anyone to provide you with               WAL-MART STORES, INC.
different information. We are not making
an offer of these securities in any state           SHAREHOLDER INVESTMENT
where the offer is not permitted. You                     PROGRAM
should not assume that the information
contained in this Prospectus is accurate as of any date other than the date on the front of those documents.

           TABLE OF CONTENTS
                                         Page
WAL-MART STORES, INC. SHAREHOLDER
INVESTMENT PROGRAM........................  2
 Purpose..................................  2
 Advantages to You........................  2
 Disadvantages to You.....................  2
 Administration...........................  3        ----------------------
 Eligibility..............................  3
 Enrollment Procedures....................  3             PROSPECTUS
 Transfer of Shares from Street Name......  4
 Electronic Transfer of Shares                       ----------------------
    from Your Brokerage Account...........  5
 Investment Dates.........................  5
 Initial Investments and
   Optional Cash Investments..............  5
 Investment Methods.......................  6
 Dividend Reinvestment Options............  6
 Withdrawal and Termination...............  7
 Sale of Shares...........................  7
 Source and Price of Shares...............  8
 Share Safekeeping and
   Insured Certificate Mailings...........  9
 Gift/Transfer of Shares..................  9
 Transferring Shares Out of
   Your Account........................... 10
 Service Fees............................. 10
 Reports Provided to You.................. 11
 Certificates for Shares.................. 11
 Stock Split, Stock Dividend or
   Rights Offering........................ 11
 Voting of Program Shares................. 12
 Limitation of Liability.................. 12
 Change or Termination of the Program..... 12
 Termination of Your Participation........ 12
WHERE YOU CAN FIND MORE
   INFORMATION............................ 12
THE COMPANY............................... 13
TAX CONSEQUENCES.......................... 14               May 7, 1999
USE OF PROCEEDS........................... 14
LEGAL MATTERS............................. 15
EXPERTS................................... 15
============================================   =================================